EXHIBIT 3.3

AMENDMENT NO. 8
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
CEDAR REALTY TRUST PARTNERSHIP, L.P.

This Amendment No. 8 (this “Amendment”) to Agreement of Limited Partnership (the “Partnership Agreement”) of Cedar Realty Trust Partnership, L.P. (the “Partnership”) is entered into as of November 20, 2012, by and among Cedar Realty Trust, Inc. (the “General Partner”) and the Partnership.  All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.

WHEREAS, Section 4.5 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such Section; and

WHEREAS, the General Partner established a new class of Partnership Units, designated the 7.25% Series B Cumulative Redeemable Preferred Partnership Units (the “Series B Preferred Partnership Units”) and initially issued 400,000 Series B Preferred Partnership Units to the General Partner; and

WHEREAS, the General Partner amended the Partnership Agreement to (i) increase the number of designated Series B Preferred Partnership Units to 5,400,000 units and then further increased it to 6,100,000 units and (ii) authorize the issuance of up to an additional 5,700,000 Series B Preferred Partnership Units  to the General Partner, from time to time.

WHEREAS, the General Partner desires to amend the Partnership Agreement to (i) increase the number of designated Series B Preferred Partnership Units to 7,500,000 and (ii) authorize the issuance of up to an additional 1,400,000 Series B Preferred Partnership Units (the “Additional Series B Preferred Partnership Units”) to the General Partner, from time to time.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.       Issuance of Series B Preferred Partnership Units.

In consideration of the contribution of the net proceeds from the issue and sale by the General Partner of up to 1,400,000 shares of its 7.25% Series B Cumulative Redeemable Preferred Stock from time to time, the Partnership hereby agrees to issue to the General Partner the applicable number of Additional Series B Preferred Partnership Units, from time to time, as such number of shares of the General Partner’s 7.25% Series B Cumulative Redeemable Preferred Stock are sold.

Section 2.       Exhibits to Partnership Agreement.

(a)      The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A.  In addition to the issuance of the Additional Series B Preferred Partnership Units to the General Partner from time to time pursuant to this Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

(b)      In addition, Section 1 to Exhibit 2 to the Partnership Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

“The number of Series B Preferred Partnership Units shall be 7,500,000.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 8 to the Partnership Agreement to be executed as of the day and year first above written.

CEDAR REALTY TRUST PARTNERSHIP, L.P.

By:	Cedar Realty Trust, Inc.
General Partner

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President